EXHIBIT 99.1

Contact:	John B. Morse, Jr.	For Immediate Release
	(202) 334-6662	May 2, 2008

THE WASHINGTON POST COMPANY REPORTS

FIRST QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income of $39.3 million ($4.08 per share) for its first quarter ended March 30, 2008, down from net income of $64.4 million ($6.70 per share) in the first quarter of last year.

Results for the first quarter of 2008 included charges of $24.6 million related to early retirement program expense at Newsweek (after-tax impact of $15.3 million, or $1.60 per share). Results for the first quarter of 2007 included a significant increase in equity in earnings of affiliates primarily as a result of a large gain on the sale of land at the Company’s Bowater Mersey Paper Company Limited affiliate (after-tax impact of $8.5 million, or $0.89 per share).

Revenue for the first quarter of 2008 was $1,063.1 million, up 8% from $985.6 million in 2007. The increase is due to revenue growth at the education and cable television divisions, while revenues were down at the newspaper publishing, magazine publishing and television broadcasting divisions. Operating income for the quarter declined 27% to $66.9 million, from $92.0 million in 2007. Operating results were down at the newspaper publishing, magazine publishing and television broadcasting divisions, while the education and cable divisions reported improved results for the quarter.

Excluding charges related to early retirement programs, the Company’s operating income for the first quarter of 2008 includes $6.6 million of net pension credits, compared to $5.0 million in the first quarter of 2007.

- more -

Divisional Results

Education

Education division revenue totaled $543.3 million for the first quarter of 2008, a 14% increase over revenue of $475.8 million for the first quarter of 2007. Excluding revenue from acquired businesses, education division revenue increased 9% for the first quarter of 2008. Kaplan reported first quarter 2008 operating income of $46.7 million, an increase from $34.3 million in the first quarter of 2007. Operating income in the first quarter of 2008 includes a $6.7 million credit in stock compensation expense in the first quarter of 2008, compared to stock compensation expense of $10.3 million in the first quarter of 2007.

A summary of Kaplan’s first quarter operating results compared to 2007 is as follows:

	First Quarter
(In thousands)	2008	2007	% Change
Revenue
Higher education	$294,603	$248,021	19
Test prep	135,875	134,279	1
Professional	112,593	93,119	21
Kaplan corporate	384	362	6
Intersegment elimination	(199)	—	—

	$543,256	$475,781	14

Operating income (loss)
Higher education	$44,203	$36,246	22
Test prep	9,139	14,631	(38)
Professional	735	5,831	(87)
Kaplan corporate	(11,226)	(9,829)	(14)
Other*	3,842	(12,536)	—
Intersegment elimination	38	—	—

	$46,731	$34,343	36

*	Other includes credits (charges) for stock-based incentive compensation and amortization of certain intangibles.

Higher education includes Kaplan’s domestic and international post-secondary education businesses, including fixed-facility colleges as well as online post-secondary and career programs. Higher education revenue grew 19% for the first quarter of 2008. Enrollments increased 17% to 94,200 at March 31, 2008, compared to 80,500 at March 31, 2007, due primarily to enrollment growth in the online programs. Higher education results in the first quarter of 2008 include costs associated with the expansion of Kaplan’s online high school and international programs. Higher education results in the first quarter of 2007 were adversely affected by $2.7 million in lease termination charges.

Funds provided under student financial aid programs created under Title IV of the Federal Higher Education Act account for a large portion of Kaplan Higher Education (KHE) revenues; these funds are provided in the form of federal loans and grants. In addition, some KHE students also obtain non-Title IV private loans from lenders to finance a portion of their education. In response to recent tightening in the credit

- more -

markets, certain lenders have announced that they will apply more stringent lending standards for non-Title IV private student loans. KHE estimates that approximately 9% of its domestic revenues come from non-Title IV private loans obtained by its students. To date, KHE has not been significantly impacted by the changes in the student loan market; however, continued tightening of the credit markets may result in financing difficulties for those students who rely on non-Title IV loans. Legislative and administrative efforts by both the U.S. Congress and the U.S. Department of Education are currently pending to help enhance stability in the U.S. student loan markets; however, the ultimate outcome of these efforts is uncertain.

Test prep includes Kaplan’s standardized test preparation and English-language course offerings, as well as the K12 and Score! businesses. Test prep revenue, excluding Score!, grew 7% in the first quarter of 2008, largely due to growth in English-language programs. Score! revenues declined 46% as a result of the restructuring announced in the fourth quarter of 2007, which resulted in the closing of 75 Score! centers. After closings and consolidations, Score! operates 79 centers that focus on providing computer-assisted instruction and small-group tutoring. Operating income for test prep declined in the first quarter of 2008 due to higher sales and marketing costs for the English-language and traditional test-preparation programs, along with continued weakness at Score!

Professional includes Kaplan’s domestic and overseas professional businesses. Professional revenue grew 21% in the first quarter of 2008 largely due to the March 2007 acquisition of EduNeering Holdings, Inc., a Princeton, NJ-based provider of knowledge management solutions for organizations in the pharmaceutical, medical device, healthcare, energy and manufacturing sectors; and the August 2007 acquisition of the education division of Financial Services Institute of Australasia. Excluding revenue from acquired businesses, professional revenue grew 2% in the first quarter of 2008 due to revenue growth at Kaplan Professional (U.K.) and Kaplan Professional (Asia-Pacific), and from growth in the Schweser CFA exam course offerings, offset by continued declines in professional’s real estate book publishing and real estate course offerings. Operating income is down largely due to continued weakness in professional’s real estate businesses, and severance and other transition costs related to the restructuring of the Kaplan Professional (U.S.) businesses, which was announced in the fourth quarter of 2007. In connection with this restructuring, product changes are being implemented and certain operations are being decentralized, in addition to employee terminations. The restructuring has largely been completed; $1.4 million in severance costs were recorded in the first quarter of 2008, and additional severance costs of an estimated $1.8 million are expected to be incurred during the remainder of 2008.

Corporate represents unallocated expenses of Kaplan, Inc.’s corporate office and other minor activities.

Other includes (credits) charges for incentive compensation arising from equity awards under the Kaplan stock option plan, which was established for certain members of Kaplan’s management. Under the plan, the amount of compensation (credit) expense varies directly with the estimated fair value of Kaplan’s common stock, which is based

- more -

on a comparison of operating results and public market values of other education companies. In the first quarter of 2008, Kaplan reversed a portion of the accrual related to this plan, resulting in a stock compensation credit of $6.7 million, compared to stock compensation expense of $10.3 million in the first quarter of 2007. The credit reflects a decline in the estimated fair value of Kaplan’s common stock, due largely to an overall decrease in the public market values of other education companies. In addition, Other includes amortization of certain intangibles, which increased due to recent Kaplan acquisitions.

Newspaper Publishing

Newspaper publishing division revenue totaled $206.1 million for the first quarter of 2008, a 6% decline from revenue of $219.2 million for the first quarter of 2007. Division operating income was $1.2 million, down from $14.9 million in 2007. The decrease in operating income reflects the continued decline in division revenues, while expenses were flat, despite a 13% reduction in newsprint expense.

Print advertising revenue at The Post decreased 11% to $111.6 million, from $125.1 million in 2007. This decline is primarily due to a sharp reduction in classified advertising, along with declines in general and retail.

For the first quarter of 2008, Post daily and Sunday circulation declined 3.6% and 4.3%, respectively, compared to the first quarter of 2007. Average daily circulation totaled 638,300, and average Sunday circulation totaled 886,000.

Revenue generated by the Company’s online publishing activities, primarily washingtonpost.com, increased 8% to $27.1 million for the first quarter of 2008, versus $25.1 million for the first quarter of 2007. Display online advertising revenue grew 17%, and online classified advertising revenue on washingtonpost.com increased 2%. A small portion of the Company’s online publishing revenues is included in the magazine publishing division.

As previously announced, the Company offered a Voluntary Retirement Incentive Program in March 2008 to some employees of The Washington Post newspaper and the corporate office. The early retirement program will be completed in the second quarter of 2008, and the related cost will be funded primarily from the assets of the Company’s pension plans. Also as previously announced, The Post will close its College Park, MD, printing plant in early 2010, after two presses are moved to The Post’s Springfield, VA, plant.

- more -

Television Broadcasting

Revenue for the broadcast division declined 4% in the first quarter of 2008 to $77.7 million, from $80.8 million in 2007; operating income for the first quarter of 2008 declined 10% to $26.6 million, from $29.4 million in 2007. The decrease in revenue and operating income is primarily due to soft advertising demand overall, offset by an increase of $2.8 million in political advertising revenue.

Magazine Publishing

Revenue for the magazine publishing division totaled $53.4 million for the first quarter of 2008, a 13% decrease from $61.2 million for the first quarter of 2007. The decline is due to a 15% reduction in advertising revenue at Newsweek due in part to fewer ad pages at the domestic edition, but to a larger extent as a result of lower rates due to the previously announced circulation rate base reduction, from 3.1 million to 2.6 million. Subscription revenue at the domestic edition also declined due to the rate base reduction.

As previously announced, Newsweek offered a Voluntary Retirement Incentive Program to certain employees in February 2008 and 115 employees have accepted the offer. The early retirement program expense is estimated at $33.0 million, which will be funded primarily from the assets of the Company’s pension plans. Of this amount, $24.6 million was recorded in the first quarter of 2008 and the remainder will be recorded in the second quarter of 2008.

The division had an operating loss of $32.3 million in the first quarter of 2008, compared to an operating loss of $6.0 million in the first quarter of 2007, with the decline due primarily to $24.6 million in early retirement program expense and the revenue reductions discussed above, offset by a decline in subscription, manufacturing and distribution expenses at the domestic edition of Newsweek.

Cable Television

Cable division revenue of $174.3 million for the first quarter of 2008 represents a 17% increase from $149.0 million in the first quarter of 2007. The 2008 revenue increase is due to continued growth in the division’s cable modem, telephone and digital revenues, as well as the $3.05 monthly rate increase in September 2007 for most high-speed data subscribers, and the January 2008 basic video cable service rate increase of $3.50 per month at nearly all of its systems. In January 2008, the cable division purchased approximately 6,600 subscribers in Winona, MS, which also had a favorable impact on revenue growth for the quarter.

- more -

Cable division operating income increased 22% to $34.3 million in the first quarter of 2008, versus $28.0 million in the first quarter of 2007. The increase in operating income is due to the division’s revenue growth, offset by higher depreciation and programming expenses and increases in Internet and telephony costs.

At March 31, 2008, Revenue Generating Units (RGUs) grew 10% due to continued growth in high-speed data and telephony subscribers and increases in the basic video and digital video subscriber categories. The cable division began offering telephone service on a very limited basis in the second quarter of 2006; as of March 31, 2008, telephone service is being offered in all or part of systems representing 90% of homes passed. A summary of RGUs is as follows:

Cable Television Division Subscribers	March 31, 2008	March 31, 2007
Basic	711,049	703,190
Digital	227,104	220,542
High-speed data	356,543	308,089
Telephony	73,786	10,009

Total	1,368,482	1,241,830

Other Businesses and Corporate Office

In October 2007, the Company acquired the outstanding stock of CourseAdvisor, Inc., a premier online lead generation provider, headquartered in Wakefield, MA. Through its search engine marketing expertise and proprietary technology platform, CourseAdvisor generates student leads for the post-secondary education market. CourseAdvisor operates as an independent subsidiary of The Washington Post Company.

In the first quarter of 2008, other businesses and corporate office included the expenses associated with the Company’s corporate office and the operating results of CourseAdvisor. In the first quarter of 2007, other businesses and corporate office included the expenses of the Company’s corporate office.

Revenue for other businesses (CourseAdvisor) totaled $9.5 million in the first quarter of 2008. Operating expenses were $19.0 million for the first quarter of 2008, from $8.7 million in the first quarter of 2007. The increase in expenses for 2008 is due to expenses from CourseAdvisor.

Equity in (Losses) Earnings of Affiliates

The Company’s equity in losses of affiliates for the first quarter of 2008 was $3.2 million, compared to earnings of $9.1 million in the first quarter of 2007. In the first quarter of 2007, $8.9 million of the equity in earnings of affiliates was due to a gain on the sale of land at the Company’s Bowater Mersey Paper Company Limited affiliate. The Company holds a 49% interest in Bowater Mersey Paper Company.

- more -

Other Non-Operating Income (Expense)

The Company recorded other non-operating income, net, of $4.1 million for the first quarter of 2008, compared to other non-operating income, net, of $0.8 million for the first quarter of 2007. The 2008 non-operating income, net, included $4.4 million in foreign currency gains.

Net Interest Expense

The Company incurred net interest expense of $4.4 million for the first quarter of 2008, compared to $2.6 million for the first quarter of 2007. The increase is due to a decline in interest income, as well as higher average borrowings in the first quarter of 2008 versus the same period of the prior year. At March 30, 2008, the Company had $467.1 million in borrowings outstanding, at an average interest rate of 5.0%.

Provision for Income Taxes

The effective tax rate for the first quarter of 2008 was 37.9%, compared to 35.1% for the same period of 2007. The 2007 effective rate was impacted by lower taxes provided on the gain on the sale of land at the Company’s Bowater Mersey Paper Company Limited affiliate investment. Excluding this gain, the effective tax rate for the first quarter of 2007 was 38.0%.

Earnings Per Share

The calculation of diluted earnings per share for the first quarter of 2008 was based on 9,512,966 weighted average shares outstanding, compared to 9,547,097 for the first quarter of 2007. The Company repurchased 2,604 shares of its Class B common stock at a cost of $1.8 million during the first quarter of 2008.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

- more -

THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	First Quarter		% Change
	2008	2007
Operating revenues	$1,063,140	$985,608	8
Operating expenses	(931,201)	(837,432)	11
Depreciation	(60,460)	(53,449)	13
Amortization of intangibles	(4,610)	(2,732)	69

Operating income	66,869	91,995	(27)
Equity in (losses) earnings of affiliates, net	(3,243)	9,083	—
Interest income	2,096	3,276	(36)
Interest expense	(6,534)	(5,925)	10
Other income (expense), net	4,079	801	—

Income before income taxes	63,267	99,230	(36)
Provision for income taxes	(24,000)	(34,800)	(31)

Net income	39,267	64,430	(39)
Redeemable preferred stock dividends	(473)	(485)	(2)

Net income available for common stock	$38,794	$63,945	(39)

Basic earnings per share	$4.09	$6.72	(39)

Diluted earnings per share	$4.08	$6.70	(39)

Basic average shares outstanding	9,483,799	9,513,307
Diluted average shares outstanding	9,512,966	9,547,097

- more -

THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	First Quarter		% Change
	2008	2007
Operating Revenues:
Education	$543,256	$475,781	14
Newspaper publishing	206,090	219,154	(6)
Television broadcasting	77,668	80,834	(4)
Magazine publishing	53,388	61,243	(13)
Cable television	174,257	148,975	17
Other businesses and corporate office	9,459	—	—
Intersegment elimination	(978)	(379)	—

	$1,063,140	$985,608	8

Operating Expenses:
Education	$496,525	$441,438	12
Newspaper publishing	204,932	204,228	0
Television broadcasting	51,064	51,423	(1)
Magazine publishing	85,718	67,226	28
Cable television	139,972	120,956	16
Other businesses and corporate office	19,038	8,721	—
Intersegment elimination	(978)	(379)	—

	$996,271	$893,613	11

Operating Income:
Education	$46,731	$34,343	36
Newspaper publishing	1,158	14,926	(92)
Television broadcasting	26,604	29,411	(10)
Magazine publishing	(32,330)	(5,983)	—
Cable television	34,285	28,019	22
Other businesses and corporate office	(9,579)	(8,721)	(10)

	$66,869	$91,995	(27)

Depreciation:
Education	$16,299	$14,053	16
Newspaper publishing	10,484	9,244	13
Television broadcasting	2,198	2,358	(7)
Magazine publishing	524	541	(3)
Cable television	30,824	26,888	15
Other businesses and corporate office	131	365	(64)

	$60,460	$53,449	13

Amortization of intangibles:
Education	$2,840	$2,268	25
Newspaper publishing	174	292	(40)
Television broadcasting	—	—	—
Magazine publishing	—	—	—
Cable television	66	172	(62)
Other businesses and corporate office	1,530	—	—

	$4,610	$2,732	69

Pension (Expense) Credit:
Education	$(878)	$(842)	4
Newspaper publishing	(2,240)	(2,599)	(14)
Television broadcasting	284	306	(7)
Magazine publishing	(12,699)	8,489	—
Cable television	(359)	(319)	13
Other businesses and corporate office	(17)	—	—

	$(15,909)	$5,035	—

# # #